SUB-ITEM 77C

The sole shareholder of the MFS Lifetime 2060 Fund (the "Fund"), a series of MFS Series Trust XII (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on December 5, 2016, to approve the following matters:

1.       That Messrs. Steven E. Buller, Robert E. Butler, David H. Gunning,
            William R. Gutow, Michael Hegarty, John P. Kavanaugh, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, Maryanne L. Roepke, Laurie J. Thomsen, and Robin A. Stelmach, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.

2.       The terms of the Investment Advisory Agreement, dated December 5, 2016, by  and  between  the  Trust  and Massachusetts  Financial  Services
            Company;

3.       The  selection  of  Ernst & Young LLP,  independent  registered  public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending April 30, 2017;

4.       In  exercise  of their business judgment made in the best interests  of shareholders of each class of shares of the Fund, the terms of the Master Distribution Plan.